Exhibit (h)(2)

Amendment No. 1 to Transfer Agency and Service Agreement

between Registrant

and ALPS Fund Services, Inc.

Amendment No. 1 to Transfer Agency and Services Agreement

This Amendment No. 1 (this “Amendment”), dated July 16, 2012 to the Transfer Agency and Services Agreement (the “Agreement”), dated July 20, 2012, between Whitebox Mutual Funds, a statutory trust established under the laws of the State of Delaware (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS wish to amend the Agreement whereby the List of Portfolios (Appendix A) is modified to account for a new series of the Trust.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

•	Appendix A to the Agreement is deleted in its entirety and replaced with the Appendix A attached hereto.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. All capitalized terms herein shall have the same meaning as ascribed to them in the Agreement. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

WHITEBOX MUTUAL FUNDS		ALPS FUND SERVICES, INC.

By:	/s/ Bruce Nordin	By:	/s/ Jeremy O. May
Bruce Nordin		Jeremy O. May
President		President

[Amendment No. 1 to Transfer Agency and Services Agreement]

APPENDIX A

LIST OF PORTFOLIOS

Effective as of November 1, 2012

Whitebox Tactical Opportunities Fund

Whitebox Long Short Equity Fund

Whitebox Enhanced Convertible Fund